Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VRINGO, INC.

Vringo, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1. The name of the Corporation is Vringo, Inc. The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on January 9, 2006. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2006, July 12, 2006, August 9, 2006 and July 30, 2007. An amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 21, 2008 and December 29, 2009.

2. That the Board of Directors duly adopted resolutions setting forth a proposed amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and directing its officers to submit said amendment and restatement to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment and restatement is as follows:

“THEREFORE, BE IT RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows, subject to the required consent of the stockholders of the Corporation:

FIRST: The name of the Corporation (hereinafter the “Corporation”) is Vringo, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Registered Agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.01 per share (“Common Stock”) and Preferred Stock, par value $0.01 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is one hundred fifty-five million (155,000,000) shares, one hundred fifty million (150,000,000) shares of which shall be Common Stock and five million (5,000,000) shares of which shall be Preferred Stock.

(1) Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Corporation will be entitled to receive ratably all assets of the Corporation available for distribution to stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

(2) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

FIFTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors having that number of directors set out in the Bylaws of the Corporation as adopted or as set forth from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation.

(2) No director (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(3) Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors (other than directors elected by one or more series of Preferred Stock) may be filled solely by a vote of a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified. Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article FIFTH unless otherwise provided for in the certificate of designation for such classes or series.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

(1) The Board of Directors is expressly authorized to make, adopt, amend, alter, rescind or repeal the Bylaws of the Corporation. Notwithstanding the foregoing, the stockholders may adopt, amend, alter, rescind or repeal the Bylaws with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 66  2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(2) Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(3) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or the Chief Executive Officer or at the written request of a majority of the members of the Board of Directors and may not be called by any other person; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any amendment, repeal or modification of this Article shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation under this Article NINTH in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

TENTH: Each reference in this Amended and Restated Certificate of Incorporation to any provision of the DGCL refers to the specified provision of the DGCL, as the same now exists or as it may hereafter be amended or superseded.

ELEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware; and all rights conferred on stockholders, directors or any other persons herein are granted subject to this reservation.

3. That said Amended and Restated Certificate of Incorporation has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 228 of the DGCL.

4. That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Vringo, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer, on this 22nd day of June, 2010.

VRINGO, INC.

By:	/s/ Jonathan Medved
Name: Jonathan Medved
Title: Chief Executive Officer

Originally adopted: June 22, 2010

Amended: July 19, 2012